EXHIBIT 21.1

VERADIGM INC.

SUBSIDIARIES

Subsidiary	Jurisdiction or State of Organization
Allscripts Holdings, LLC	Delaware

Allscripts Holdings 2, LLC	Delaware

Coniston Exchange, LLC	Delaware

Allscripts Healthcare US, LP	Delaware

Veradigm LLC	North Carolina

Allscripts Software, LLC	Delaware

California Healthcare Medical Billing, LLC	California

Allscripts Analytics, LLC	Delaware

Allscripts Next, LLC	Delaware

2bPrecise, LLC	Delaware

PF2 EIS LLC	Delaware

Practice Fusion, Inc.	Delaware

Ringadoc, Inc.	Delaware

Evalytica, LLC	California

Health Grid Holding Company LLC	Delaware

HealthGrid Coordinated Care Solutions LLC.	Delaware

Health Grid, LLC	Florida

Mahathi Software LLC.	Florida

Allscripts Healthcare IT (Canada) Corporation (f/k/a NantHealth Canada, Inc.)	Canada

Allscripts IHC, LLC	Delaware

Babel Health, LLC	Delaware

Mercury Investments, LLC	Delaware

Mercury IT International Limited	Bangladesh

Veradigm India Private Limited	India

Pulse8, LLC	Maryland

Cascade Bio, Inc.	Delaware

Veradigm Coding Services, LLC	New Hampshire